TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of this 10th day of February, 2009, by and among Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management LLC, Wynnefield Capital Inc., Nelson Obus, Joshua Landes, Caiman Partners L.P., Caiman Capital GP, L.P., Caiman Capital Management LLC and Brian Kahn (each a “Reporting Person”, and collectively, the “Reporting Persons”).

WHEREAS, the Reporting Persons entered into a Joint Filing Agreement dated December 8, 2008 (the “Joint Filing Agreement”), pursuant to which the Reporting Persons agreed to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the “Filings”) required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the common stock of White Electronic Designs Corporation (the “Issuer”) that are required to be reported on any Filings;

 WHEREAS, Wynnefield Capital, Inc. and Caiman Partners L.P. entered into a Voting Agreement dated December 8, 2008, (the “Voting Agreement”), pursuant to which Wynnefield Capital, Inc. and Caiman Partners L.P., for themselves and on behalf of their affiliates, agreed, among other things, to (i) vote at the 2009 Annual Meeting of the Issuer all of the shares of stock of the Issuer which the parties and their respective affiliates beneficially own (the “Shares”) for five director nominees (the “Nominees”) to be agreed to by the parties; and (ii) to file with the Securities and Exchange Commission a joint Schedule 13D reporting that such parties have formed a group for the primary purpose of voting the Shares in favor of the Nominees;

WHEREAS, the Reporting Persons have reached a settlement with the Issuer pursuant to which, among other things, two of the Nominees have been appointed to the Issuer’s board of directors; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Termination of Agreements. Each party to the Joint Filing Agreement and the Voting Agreement, individually, and as a group, hereby agrees to terminate each of the Voting Agreement and the Joint Filing Agreement and confirms that, as of the date hereof, such agreements have been terminated and cease to be of further effect.

2. Release and Discharge. Each of the Reporting Persons hereby mutually and unconditionally releases and discharges each other from all of its obligations under each of the Voting Agreement and the Joint Filing Agreement.

3. Representations and Warranties. Each Reporting Person represents and warrants to each other party to this Termination Agreement that the execution, delivery and performance by each Reporting Person to this Termination Agreement has been duly authorized by any necessary action and constitutes the legal, valid and binding obligation of such party. Each Reporting Person represents and warrants to the other parties hereto that they are not now a party to any agreement, or other restriction which restricts such party from entering into this Termination Agreement.

4. SEC Filings. The parties hereto agree that they shall jointly file with the Securities and Exchange Commission an amendment to their joint Schedule 13D, disclosing this Termination Agreement and the termination of the Group.

5. Miscellaneous.

(a) This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be fully performed therein. This Termination Agreement shall be binding upon and enforceable by the successors and/or assigns of the parties hereto.

(b) This Termination Agreement constitutes the entire agreement between the parties in connection with the matters set forth herein and cannot be amended, supplemented or changed, and no provision hereof can be waived, except by a written instrument making specific reference to this Termination Agreement and signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

(c) If any provision of this Termination Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Termination Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had been severed and deleted.

(d) This Termination Agreement may be executed in any number of counterparts, which together shall constitute one agreement.

(e) All notices, correspondence and information related to this Termination Agreement should be sent to the parties at the addresses set forth below:

if to the Wynnefield Reporting Persons:

Wynnefield Partners Small Cap Value, L.P.
450 Seventh Avenue, Suite 509
New York, New York 10123
Attention: Nelson Obus

with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas
New York, NY 10019
Attention: Jeffrey S. Tullman, Esq.

if to the Caiman Reporting Persons:

Caiman Partners L.P.
5506 Worsham Court
Windermere, Florida 34786
Attention: Brian Kahn

with a copy to:

Sims Moss Kline & Davis LLP
3 Ravinia Drive, Suite 1700
Atlanta, Georgia 30346
Attention: Jerry L. Sims, Esq.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC, its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P., I

By:	Wynnefield Capital Management, LLC, its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc., its Investment Manager

By:	/s/ Nelson Obus
Nelson Obus, President

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Nelson Obus, President

/s/ Nelson Obus
Nelson Obus, Individually

/s/ Joshua H. Landes
Joshua H. Landes, Individually

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CAIMAN PARTNERS L.P.

By:	Caiman Capital GP, L.P., its general partner

By:	Caiman Capital Management LLC, its managing general partner

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Managing Member

CAIMAN CAPITAL GP, L.P.

By:	Caiman Capital Management LLC, its managing general partner

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Managing Member

CAIMAN CAPITAL MANAGEMENT LLC

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Managing Member

/s/ Brian Kahn
Brian Kahn, Individually